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                             AMENDMENT OF BYLAWS
                                      OF
                  ADVANTUS INTERNATIONAL BALANCED FUND, INC.

Effective February 10, 2000, Article II, Section 2.06 of the Bylaws of Advantus International Balanced Fund, Inc., is hereby amended to read in its entirety as follows:

         SECTION 2.06. VOTING -- PROXIES. The right to vote by proxy shall be governed by the relevant provisions of the Minnesota Statutes, as the same may be amended from time to time.